Exhibit (6)(v)(xix)

COLLEGE RETIREMENT EQUITIES FUND
730 Third Avenue, New York, NY 10017
Telephone: [800-842-2733]

APPLICATION FOR CREF RETIREMENT CHOICE PLUS NON-ERISA ANNUITY
CONTRACT

Contractholder:	[ABC Institution]

The contractholder hereby applies to College Retirement Equities Fund (CREF) for the coverage provided by the above named contract in connection with an employer plan sponsored by the contractholder. The contractholder agrees to notify CREF of any changes to the terms of the employer plan to the extent that such changes impact the administration of the contract.

There are no expense or sales charges deducted from contributions to this contract. Furthermore, there are no charges assessed on any funds transferred among the CREF variable accounts or any other funds disbursed from the CREF variable accounts.

The terms of said contract, including any endorsements thereto, are hereby accepted by the contractholder.

It is agreed that this application supersedes any previous application made by the contractholder for this coverage.

□  By checking this box, the applicant acknowledges and consents to receiving the CREF Retirement Choice Plus Non-ERISA Annuity Contract, and any endorsements and amendments thereto, through either TIAA-CREF’s website ([tiaa-cref.org]), by means of a CD, or by way of electronic mail, at CREF’s discretion. Paper versions of the above documents will be provided upon request.

Email address:	[abc@bcd.net]

Dated at:	[Anytown, Anystate]		[ABC Institution]
	(City, State)			(Contractholder)

On:	[July 1, 2012]	By:	[John Doe]
	(Date)			(Signature)

[John Doe, President]
(Name and Title)

CIGRSPNE-APP

For Administrative Use

Relationship Manager: Please complete.
Relationship Manager’s Name: [Joe Smith]
Plan/Sub-Plan Code: [xxxx]
Effective Date of Plan/Issue Date of Contract [July 1, 2012]
Legal Plan Type: [403b]
Business: [New Plan]